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                                                                    Exhibit 77C

Results of Meeting of Stockholders

The 2/nd/ Annual Meeting of Stockholders of Columbia Seligman Premium Technology Growth Fund, Inc. (the Fund) was held on April 12, 2012. Stockholders voted in favor of each of the two proposals. The description of each proposal and number of shares voted are as follows:

PROPOSAL 1

To elect three Directors to the Fund's Board, each to hold office until the 2015 Annual Meeting of Stockholders and all until their successors are elected and qualify:

 Director                            For                     Withheld
 --------                            ---                     --------
 Kathleen Blatz                   14,197,979                  97,918
 Pamela Carlton                   14,189,208                 106,689
 Alison Taunton-Rigby             14,193,202                 102,695

PROPOSAL 2

To ratify the selection of Ernst & Young LLP as the Fund's independent registered public accounting firm for 2012:

           For                     Against                   Abstain
           ---                     -------                   -------
        14,181,728                  53,520                    60,653